EXHIBIT 10.3

                          THE OHIO VALLEY BANK COMPANY
                          DIRECTOR RETIREMENT AGREEMENT


THIS AGREEMENT is adopted this 10th day of October, 2002, by and between THE OHIO VALLEY BANK COMPANY, located in Gallipolis, Ohio (the "Company") and BRENT
A. SAUNDERS (the "Director").

                                  INTRODUCTION

To encourage the Director to remain a member of the Company's Board of Directors, the Company is willing to provide retirement benefits to the Director. The Company will pay the benefits from its general assets.

                                    AGREEMENT

The Director and the Company agree as follows:

                                    Article 1
                                   Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1      "Code" means the Internal Revenue Code of 1986, as amended.

1.2 "Disability" means, if the Director is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Director is not covered by such a policy, Disability means the Director suffering a sickness, accident or injury, which, in the judgment of a physician who is satisfactory to the Company, prevents the Director from performing substantially all of the Director's normal duties for the Company. As a condition to receiving any Disability benefits, the Company may require the Director to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate and reasonable.

1.3      "Effective Date" means November 1, 2001.

1.4      "Normal   Retirement   Age" means  the  Annual  Meeting of Shareholders
         following the calendar year in which the Director attains the age of 70.

1.5 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Service.
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1.6      "Plan Year" means a  twelve-month  period  commencing  on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the date of this Agreement.

1.7      "Termination for Cause" See Section 5.2.

1.8 "Termination of Service" means that the Director ceases to be a member of the Company's Board of Directors for any reason, voluntarily or involuntarily, other than by reason of a leave of absence approved by the Company.

1.9 "Years of Service" means the total number of twelve-month periods during which the Director has served on the Company's Board of Directors.
                                    Article 2
                                Lifetime Benefits

2.1 Normal Retirement Benefit. Upon Termination of Service on or after Normal Retirement Age for reasons other than death, the Company shall pay to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is the greater of: (i) 50 percent of the Director's three (3) prior years average total annual or monthly compensation; or (ii) 50 percent of any consecutive three (3) prior years average total annual or monthly compensation.

2.1.2 Payment of Benefit. For Directors with 10 Years of Service or less, the Company shall pay the annual benefit to the Director in 12 equal monthly installments payable on the first day of each month commencing with the month following the Director's Normal Retirement Date. The annual benefit shall be paid to the Director for 10 years. For Directors with more than 10 Years of Service, the Company shall pay the annual benefit to the Director in 12 equal monthly installments payable on the first day of each month commencing with the month following the Director's Normal Retirement Date. The annual benefit shall be paid to the Director for 20 years.

2.2 Disability Benefit. If the Director terminates Service due to Disability prior to Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is the greater of: (i) 50 percent of the Director's three (3) prior years average total annual or monthly compensation; or (ii) 50 percent of any consecutive three (3) prior years average total annual or monthly compensation.

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2.2.2  Payment of Benefit. For Directors  with 10 Years  of Service or less, the
       Company shall pay the annual benefit to the Director in 12 equal monthly installments payable on the first day of each month commencing with the month following the Director's Normal Retirement Date. The annual benefit shall be paid to the Director for 10 years. For Directors with more than 10 Years of Service, the Company shall pay the annual benefit to the Director in 12 equal monthly installments payable on the first day of each month commencing with the month following the Director's Normal Retirement Date. The annual benefit shall be paid to the Director for 20 years.

                                    Article 3
                                 Death Benefits

3.1 Death During Active Service. If the Director dies while in the active service of the Company, the Company shall pay to the Director's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits under Article 2.

3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is 50 percent of the Director's three (3) prior years average total annual or monthly compensation.

3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Director's beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following the Director's death. The annual benefit shall be paid to the Director's beneficiary for 5 years.

3.2 Death During Payment of a Lifetime Benefit. If the Director dies after any Lifetime Benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the Director's beneficiary the benefit described in this Section 3.2.

3.2.1 Amount of Benefit. The annual benefit under this Section 3.2 is 50 percent of the Director's three (3) prior years average total annual or monthly compensation.

3.2.2 Payment of Benefit. The Company shall pay the Director's beneficiary at the same time and in the same amounts they would have paid to the Director had the Director survived. The number of payments shall be the lesser of: (a) the remaining benefit payments due to the Director; or (b) 5 years of annual benefits, paid monthly.

                                    Article 4
                                  Beneficiaries

4.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and received by the Company during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director's estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    Article 5
                               General Limitations

5.1 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.

5.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Director's service for:

(a)           Gross negligence or gross neglect of duties;

(b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director's service and resulting in an adverse effect on the Company.

5.3 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Director commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Director.

                                    Article 6
                          Claims and Review Procedures

6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed, and (5) a time within which review must be requested. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    Article 7
                           Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

Notwithstanding the previous paragraph in this Article 7, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Director prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).

                                    Article 8
                                  Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Director and the Company,  and
their  beneficiaries,   survivors,  executors,  successors,  administrators  and
transferees.

8.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain in the service of the Company, nor does it interfere with the shareholder's rights to discharge the Director. It also does not require the Director to remain in the service of the Company nor interfere with the Director's right to terminate services at any time.

8.3   Non-Transferability.   Benefits  under  this  Agreement  cannot  be  sold,
transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

8.7 Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of the Company to which the Director and beneficiary have no preferred or secured claim.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)      Interpreting the provisions of the Agreement;

(b)      Establishing and revising the method of accounting for the Agreement;

(c)      Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.
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8.10  Named  Fiduciary.  The  Company  shall  be the  named  fiduciary  and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the Service of advisors and the delegation of ministerial duties to qualified individuals.

8.11 Recovery of Estate Taxes. If the Director's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Director's estate, then the Director's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of this Agreement an amount by which the total estate tax due by the Director's estate exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Director's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.


IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

DIRECTOR:                                           COMPANY:

                                                    THE OHIO VALLEY BANK COMPANY

/s/ Brent A. Saunders                               By:  /s/ Jeffrey E. Smith
---------------------                               -------------------------
Brent A. Saunders
                                                    Title:  President and CEO